This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

Capped Return Enhanced Notes Linked to SandP 500 Index due November 18, 2015

The notes are designed for investors who seek a return of twice the appreciation of SandP 500 Index up to a maximum return of 15.00% at maturity.
Investors should be willing to forgo interest and dividend payments and, if the
Ending Index Price is less than the Initial Index Price, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Index:                  SandP 500 Index
Upside Leverage Factor: 2.0
Maximum Return:         At least 15.00%.
                        For example, if the Index Return is equal to or greater than 7.50%, you will receive the Maximum Return of
                        15.00%, which entitles you to a maximum payment at maturity of $1,150.00 per $1,000 principal amount you hold. The actual Maxmium Return and the actual maxmium payment at maturity will be determined on the pricing date and will not be less than 15.00% or $1,150.00 per $1,000 principal amount note, respectively.
Index Return:           (Ending Index Level -- Initial Index Level) / Initial Index Level
Initial Index Level:    The Index closing level on pricing date
Ending Index Level:     The arithmetic average of the closing levels of the Index on each of the Ending Averaging Dates
Payment at Maturity:    If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment
                        that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by 2, subject to the Maximum Return. Accordingly, if the Ending Index Level is greater than the Initial Index
 Level,
                        your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                $1,000 + [$1,000 [] (Index Return x 2)] , subject to the Maximum Return
                        If the Ending Index Level is equal to the Initial Index Level, you will receive the principal amount of your notes at maturity.
                        Your investment will be fully exposed to any decline in the Index. If the Ending Index Level is less than the
                        Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending
 Index
                        Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will
                        be calculated as follows:
                                                                        $1,000 + ($1,000 [] Index Return)
                        You will lose some or all of your investment at maturity if the Ending Index Level is less than the Initial
 Index
                        Level
Pricing Date:           October 31, 2014
Ending Averaging Dates: November 09, 2015, November 10, 2015, November 11, 2015, November 12, 2015, and November 13,
                        2015 (the Final Ending Averaging Date)
Preliminary Termsheet   http//www .sec.gov/Archives/edgar/data/19617/000089109214008033/e61172fwp.htm

 ------------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated
value of the notes when the terms are set.
====================================================================================================================================

Hypothetical Return for the Notes at Maturity

The following table illustrates the hypothetical total return at maturity on the notes. The "total return" as used herein is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

Each hypothetical total return or hypothetical payment at maturity set forth above and below assumes an Index Level of $1950.00 and a Maximum Return of
15.00% . The actual Maximum Return will be determined on the pricing date and will not be less than 15.00% .

Risk Considerations

The risks identified below are not exhaustive.  Please see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss.
[] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the Index above the Maximum Return.

[] Any payment on the notes is subject to the credit risk of JPMorgan Chase and
Co.
[] JPMorgan Chase and Co.  and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging
JPMorgan Chase and Co. 's obligations under the notes.  Their interests may be adverse to your interests.
[] No ownership or dividend rights in the Reference Stock.
[] Lack of liquidity - J. P.  Morgan Securities LLC ("JPMS") intends to offer to purchase the notes in the secondary market but is not required to do so.
Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
[] No interest payments.
[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates. [] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates. [] JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.

[] The averaging convention used to calculate the Ending Index Level could limit returns.

          Hypothetical Examples of Amounts Payable at Maturity
==============================================================
Ending Index Level Index Return Total Return
================== ============ ==============================
        3510.00        80.00%       15.00%
        2925.00        50.00%       15.00%
        2730.00        40.00%       15.00%
        2535.00        30.00%       15.00%
        2437.50        25.00%       15.00%
        2242.50        15.00%       15.00%
        2096.25         7.50%       15.00%
        1998.75         2.50%        5.00%
        1969.50         1.00%        2.00%
        1950.00         0.00%        0.00%
        1852.50         -5.00%      -5.00%
        1755.00        -10.00%      -10.00%
        1657.50        -15.00%      -15.00%
        1365.00        -30.00%      -30.00%
        1170.00        -40.00%      -40.00%
         975.00        -50.00%      -50.00%
         195.00        -90.00%      -90.00%
          0.00        -100.00%     -100.00%

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at wwwsec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments. Filed pursuant to Rule 433 Registration Statement No. 333-177923 Dated: October
28,2014